Exhibit 5.8

Charleston, SC Charlotte, NC Columbia, SC Myrtle Beach, SC Raleigh, NC Spartanburg, SC

August 10, 2012

Health Management Associates, Inc.

Board of Directors

5811 Pelican Bay Blvd., Suite 500

Naples, Florida 34108

Re:	Guarantee by Chester HMA, LLC, a South Carolina Limited Liability Company, of the Obligations of Health Management Associates, Inc. Pursuant to November 8, 2011 Indenture

Ladies and Gentlemen:

We have acted as special local counsel to Chester HMA, LLC, a South Carolina limited liability company, (the “Guarantor”), in connection with the Guarantor’s proposed guarantee (the “Guarantee”), along with the other guarantors under the Indenture (as defined below), of up to $875,000,000 in aggregate principal amount of 7.375% Senior Notes due 2020 (the “Exchange Notes”) of Health Management Associates, Inc., a Delaware corporation (the “Company”). The Exchange Notes are to be issued by the Company, and the Guarantee is to be made by the Guarantor, in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission on or about August 10, 2012. The Exchange Notes and the Guarantees will be issued pursuant to an Indenture dated as of November 18, 2011 among the Company, the Guarantor, the additional guarantors named therein and U.S. Bank National Association, as Trustee (the “Indenture”). The obligations of the Company under the Exchange Notes will be guaranteed by the Guarantor, along with the other guarantors, pursuant to guarantee provisions in the Indenture. This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

For purposes of rendering this opinion, we have examined the following documents:

(1) The Registration Statement;

(2) The prospectus contained in the Registration Statement (the “Prospectus”)

(3) The Indenture;

Parker Poe Adams & Bernstein LLP    1201 Main Street    Suite 1450    Columbia, SC 29201

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PARKER POE ADAMS & BERNSTEIN LLP

Health Management Associates, Inc.

August 10, 2012

(4) The executed Registration Rights Agreement dated November 18, 2011 by and among the Company, the Guarantor, the additional guarantors named therein, and Deutsche Bank Securities, Inc. and Wells Fargo Securities, LLC, as representative of the Initial Purchasers;

(5) The Articles of Incorporation for the Guarantor filed with the South Carolina Secretary of State on June 3, 2004, Conversion of a Corporation to Limited Liability Company, Articles of Organization, for the Guarantor filed with the South Carolina Secretary of State on March 20, 2008; and, the Amended Articles of Organization for the Guarantor filed with the South Carolina Secretary of State on October 23, 2009;

(6) The Joint Consent of the Sole Member and the Manager of Guarantor dated November 8, 2011;

(7) The Unanimous Written Consent of the Directors, Managers and General Partners of the Subsidiary Guarantors of Health Management Associates, Inc.’s 7.375% Senior Notes due 2020, dated July 31, 2012; and,

(8) A Certificate of Existence issued by the South Carolina Secretary of State dated July 24, 2012 (“Certificate of Existence”), indicating that the Guarantor exists and is in good standing as of the date of the Certificate.

The documents referenced in items 1 through 8 above are collectively referred to hereinafter as the “Opinion Documents”. Based upon and subject to the foregoing, and subject to the further qualifications, limitations, assumptions and exceptions set forth below, we are of the following opinion:

(a) Based solely on the Certificate of Existence, the Guarantor is a limited liability company validly existing in good standing under the laws of the State of South Carolina.

(b) The Guarantor has the requisite limited liability company power and authority to make, execute, deliver and perform its obligations under the Indenture.

(c) The Guarantor has taken all necessary limited liability company action to duly authorize the execution, delivery, and performance of the Indenture.

We specifically assume that there has been no change in the information provided to us since the date such information was first provided and that such information was true and correct on the date on which it was provided and that it is true and correct on the date hereof. We also assume the completeness and authenticity of all documents examined by us and all signatures thereon, the legal capacity and authority of all persons executing such documents, other than on behalf of Guarantor, and the conformity to originals of all copies of all documents submitted to us. As to questions of fact relevant to the opinions expressed herein, we have relied solely upon, and assume the accuracy of, the representations, warranties, certifications, and statements contained in the Opinion Documents and compliance on the part of all parties to the Indenture with their covenants therein. We have made no other independent factual investigation with regard to such matters.

PARKER POE ADAMS & BERNSTEIN LLP

Health Management Associates, Inc.

August 10, 2012

We render this opinion with respect to the laws of the State of South Carolina and only with respect to those laws. We express no opinion with respect to the laws of a state other than South Carolina or of the United States.

We hereby consent to the filing of this opinion as Exhibit 5.8 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder. Harter Secrest and Emery LLP, legal counsel to the Company and each of the Guarantors, may rely upon this opinion with respect to matters set forth herein that are governed by South Carolina law for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement. We do not undertake to advise you of any matters that might hereinafter arise that would affect the opinions expressed herein. Our opinion is limited to the matters expressly stated herein and no other opinion may be implied or inferred.

Very truly yours,

/s/ Parker Poe Adams & Bernstein LLP
Parker Poe Adams & Bernstein LLP